EXHIBIT 6(a)

                                   FILING #0001681592 PG 04 OF 05 VOL B-00105
                                         FILED 12/31/1996 10:06 AM PAGE 00742
                                                       SECRETARY OF THE STATE
                                           CONNECTICUT SECRETARY OF THE STATE


                 AMERICAN MATURITY LIFE INSURANCE COMPANY

                          CERTIFICATE AMENDING
            THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
          BY ACTIONS OF THE BOARD OF DIRECTORS AND THE SHAREHOLDERS


1.   The name of the Corporation is AMERICAN MATURITY LIFE INSURANCE COMPANY.

2. The Amended and Restated Certificate of Incorporation of the Corporation is amended by the following resolution of each of the Board of Directors and the Shareholders:

          RESOLVED, that the Amended and Restated Certificate of Incorporation of the Company, as supplemented and amended to date, is hereby further amended by striking out Section 9 in its entirety and adding the following Sections 9 and 10. All other sections of the Amended and Restated Certificate of Incorporation shall remain unchanged and continue in full force and effect.

          "Section 9.    The Board of Directors may, at any time,
                         appoint from among its own members such
                         committees as it may deem necessary for the proper conduct of the business of the Company. The Board of Directors shall be unrestricted as to the powers it may confer upon such committees."

          "Section 10.   So much of the charter of said corporation,
                         as amended, as is inconsistent herewith is repealed, provided that such repeal shall not invalidate or otherwise affect any action taken pursuant to the charter of the corporation, in accordance with its terms, prior to the effective date of such repeal."

3. The above resolutions were passed by the Board of Directors and the Shareholders of the Corporation. The number of shares of the Corporation's common capital stock entitled to vote thereon was 12,500 and the vote required for adoption was 8,333 shares. The vote favoring adoption was 12,500 shares, which was the greatest vote required to pass the resolution.

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Dated at Simsbury, Connecticut this 30th day of December, 1996.

We hereby declare, under penalty of false statement, that the statements made in the foregoing Certificate are true.

                              AMERICAN MATURITY LIFE INSURANCE COMPANY


                              /s/Thomas M. Marra
                              ---------------------------------------------
                              Thomas M. Marra, Chief Executive Officer


                              /s/Lynda Godkin
                              ---------------------------------------------
                              Lynda Godkin, General Counsel and
                              Corporate Secretary